Exhibit 99.1

KBR BUILDING GROUP, LLC

FINANCIAL STATEMENTS

December 31, 2014 and 2013

(With Independent Auditors’ Report Thereon)

KBR BUILDING GROUP, LLC

FINANCIAL STATEMENTS

December 31, 2014 and 2013

TABLE OF CONTENTS

Independent Auditors’ Report	2

FINANCIAL STATEMENTS

Balance Sheets	3-4

Statements of Operations	5

Statements of Stockholder’s Equity	6

Statements of Cash Flows	7

Notes to Financial Statements	8-15

Independent Auditors’ Report

The Board of Directors

KBR Building Group, LLC:

We have audited the accompanying financial statements of KBR Building Group, LLC, which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of operations, stockholder’s equity and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KBR Building Group, LLC as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas

September 11, 2015

KBR BUILDING GROUP, LLC

BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and equivalents	$-	$91
Receivables:
Trade receivable, net of allowance for doubtful Accounts of $0 and $0	37,788	99,056
Other	247	250
Costs and estimated earnings in excess of billings on uncompleted contracts	30,740	5,203
Due from Parent and affiliates, net	51,459	69,133
Deferred income taxes	-	4,803
Prepaid expenses and other	133	194
Total current assets	120,367	178,730

DEFERRED INCOME TAXES	-	336

PROPERTY, PLANT, AND EQUIPMENT (AT COST)
Land and buildings	598	2,180
Equipment, furniture, and fixtures	488	3,687
	1,086	5,867
Less accumulated depreciation	1,086	5,487

NET PROPERTY, PLANT, AND EQUIPMENT	-	380

INVESTMENT IN UNCONSOLIDATED AFFILIATES	1,370	2,700

OTHER ASSETS	197	297

TOTAL ASSETS	$121,934	$182,443

See accompanying notes to financial statements

KBR BUILDING GROUP, LLC

BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2014	2013
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Trade accounts payable	$47,949	$71,489
Accrued compensation and benefits	2,818	3,855
Retainage payable	16,437	40,167
Billings in excess of costs and estimated earnings on uncompleted contracts	12,675	17,225
Accrued liabilities	8,224	11,617
Other current liabilities	1,318	342
Total current liabilities	89,421	144,695

OTHER NONCURRENT LIABILITIES	201	292

STOCKHOLDER'S EQUITY
Common stock, $1 par value; 1,000 shares authorized, 1,000 shares issued and outstanding	1	1
Captial in excess of par value	27,548	27,576
Retained earnings	4,763	9,879
Total stockholder's equity	32,312	37,456

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$121,934	$182,443

See accompanying notes to financial statements

KBR BUILDING GROUP, LLC

STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2014	2013

Revenues	$317,030	$608,200
Cost of revenues	(299,376)	(581,817)
Gross profit	17,654	26,383
Equity in earnings (loss) of unconsolidated affiliates	69	(18)
General and administrative expenses	(16,576)	(18,137)
Loss on disposition of assets	(1,491)	-
Operating income (loss)	(344)	8,228
Other non-operating expense	-	(3)
Income (loss) before income taxes	(344)	8,225
Provision for income taxes	(4,772)	(2,405)
Net income (loss)	$(5,116)	$5,820

See accompanying notes to financial statements

KBR BUILDING GROUP, LLC

STATEMENTS OF STOCKHOLDER’S EQUITY

(In thousands)

	Common stock, $1 par	Capital in excess of par value	Retained Earnings	Total Stockholder's Equity
Balance at December 31, 2012	$1	$27,586	$4,059	$31,646

Net Income	-	-	5,820	5,820
Share-based compensation	-	(10)	-	(10)
Balance at December 31, 2013	$1	$27,576	$9,879	$37,456

Net Loss	-	-	(5,116)	(5,116)
Share-based compensation	-	(28)	-	(28)
Balance at December 31, 2014	$1	$27,548	$4,763	$32,312

See accompanying notes to financial statements

KBR BUILDING GROUP, LLC

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2014	2013

Cashflows from operating activities:
Net Income (loss)	$(5,116)	$5,820
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation	90	66
Loss on disposition of assets	1,491	-
Deferred income tax	4,830	12,710
Equity in (earnings) losses of unconsolidated affiliates	(69)	18
Other	290	(1)
Changes in operating assets and liabilities:
Trade receivable	61,268	(715)
Costs and estimated earnings in excess of billings on uncompleted contracts	(25,537)	25,501
Trade accounts payable	(23,540)	(10,251)
Retainage payable	(23,730)	5,151
Billings in excess of costs and estimated earnings on uncompleted contracts	(4,550)	(16,615)
Other assets	4,786	(4,758)
Due from Parent and affiliates	(10,629)	(15,594)
Distributions of earnings from unconsolidated affiliates	1,400	500
Accrued expenses and other liabilities	(9,378)	(13,186)
Net cash used in operating activities	(28,394)	(11,354)
Cash flows from investing activities:
Funds received from Parent and affiliates	28,303	11,771
Expenditures for leasehold improvements	-	(417)
Net cash provided by investing activities	28,303	11,354
Cash flows from financing activities:
Net cash provided by financing activities	-	-
Net decrease in cash and equivalents	(91)	-
Cash and equivalents at beginning of year	91	91
Cash and equivalents at end of year	$-	$91

See accompanying notes to financial statements

KBR BUILDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

KBR Building Group, LLC (the Company) is a wholly-owned subsidiary of KBR, Inc. (the Parent). KBR Building Group, LLC's principal business is that of a general contractor performing industrial and commercial construction contracts under cost-plus, cost-plus with a guaranteed maximum, and fixed-price contracts.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include:

•revenues under long term construction contracts, including estimates of costs to complete projects and provisions for contract losses

•allowances for doubtful accounts

•provisions for income taxes and related valuation allowances and tax uncertainties

•recoverability of equity method investments

•reserves for self-insured risks

Revenue Recognition - Construction Contracts

The Company recognizes revenues from construction contracts using the percentage-of-completion method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605 – Revenue Recognition.  Progress is measured based upon costs incurred to total estimated costs at completion. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Precontract costs directly associated with a specific anticipated contract are recorded as construction costs only if these costs are determined to be recoverable through the contract. All known or anticipated losses on contracts are recognized in the period in which they become evident. Revenues recognized in excess of amounts billed and the associated costs are classified as current assets, since it is anticipated that these earnings and costs will be billed and collected in the next fiscal year. Contract amounts billed to clients in excess of costs incurred and revenues recognized to date are classified as current liabilities. Profit incentives are included in revenue when their realization is reasonably assured.

Revenues and gross profit on contracts can be significantly affected by change orders and claims that may not have been approved by the customer until the later stages of a contract or subsequent to project completion.  If it is not probable that costs will be recovered through a change in the contract price, the costs attributable to such pending change orders are treated as contract costs without incremental revenue.  For contracts where it is probable that the costs will be recovered through a change order, total estimated contract revenue is increased by the lesser of the amount management expects to recover or the costs expected to be incurred.

When we negotiate any type of contract, we frequently are required to accomplish the scope of work and meet certain performance criteria within a specified time frame; otherwise, we could be assessed damages, which in some cases are agreed-upon liquidated damages. We include an estimate of liquidated damages in our estimates of total contract value when it is deemed probable that they will be assessed. Profits are recorded based upon the product of estimated contract profit at completion times the current percentage-complete for the contract.

Cost Estimates

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Indirect costs, included in cost of revenues, include charges for such items as facilities, engineering, project management, quality control, bid and proposals and procurement.

General and Administrative Expenses

Our general and administrative expenses represent corporate overhead expenses that are not associated with the execution of the contracts. General and administrative expenses include charges for such items as executive management, corporate business development, information technology, finance and corporate accounting, human resources and various other corporate functions.

Cash and Equivalents

The Company considers short-term highly liquid investments with maturities of 90 days or less at the time of purchase to be cash equivalents.

Trade Receivable

Trade receivables are recorded at the invoiced amount based on contracted prices.  Amounts collected on trade receivables are included in net cash provided by operating activities in the statements of cash flows.

We establish an allowance for doubtful accounts based on the assessment of the clients’ willingness and ability to pay.  In addition to such allowances, there are often items in dispute or being negotiated that may require us to make an estimate as to the ultimate outcome.  Past due receivable balances are written off when our internal collection efforts have been unsuccessful in collecting the amounts due.  As of December 31, 2014 and 2013, the Company had receivables of $0.9 million and $0.9 million, respectively, related to contract claims.

Retainage, included in trade receivable, represents amounts withheld from billings by our clients pursuant to provisions in the contracts and may not be paid to us until the completion of specific tasks or the completion of the project and, in some instances, for even longer periods.  As of December 31, 2014 and 2013, the Company had receivables of $17.0 million and $36.0 million, respectively, related to retainage.

Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts, Including Claims, and Advanced Billings and Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

Billing practices are governed by the contract terms of each project based upon costs incurred, achievement of milestones or pre-agreed schedules.  Billings do not necessarily correlate with revenue recognized using the percentage-of-completion method of accounting. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract costs and profits recognized to date using the percentage-of-completion method over billings to date on certain contracts.  Billings in excess of costs and estimated earnings on uncompleted contracts represents the excess of billings to date over the amount of contract costs and profits recognized to date using the percentage-of-completion method on certain contracts.  With the exception of claims and change orders that we are in the process of negotiating with customers, unbilled receivables are usually billed during normal billing processes following achievement of the contractual requirements.

Property, Plant, and Equipment

Property, plant and equipment are reported at cost less accumulated depreciation except for those assets that have been written down to their fair values due to impairment.  Expenditures for major additions and improvements are capitalized and minor replacements, maintenance and repairs are charged to expense as incurred.  The cost of property, plant and equipment sold or otherwise disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operating income for the respective period.  Depreciation for equipment, furniture, and fixtures is generally provided on the straight-line method over the estimated useful lives of the related assets of three to seven years.  Leasehold improvements are amortized using the straight-line method over the shorter of the useful life of the improvement or the lease term, generally up to 10 years.

Management assesses the carrying value of property, plant, and equipment when indicators of impairment are identified. Impairment losses are recorded in the year incurred as a permanent reduction in the carrying value of the related assets.

Income Taxes

The Company is included in a consolidated federal income tax return with its Parent and other affiliates. The Company provides for income taxes as if it filed a separate income tax return, subject to certain modifications.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A current tax asset or liability is recognized for the estimated taxes refundable or payable on tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and available tax planning strategies in making this assessment. Additionally, we use forecasts of certain tax elements such as taxable income in making this assessment of realization. Given the inherent uncertainty involved with the use of such estimates and assumptions, there can be significant variation between estimated and actual results.

We recognize the effect of income tax positions only if it is more-likely-than-not that those positions will be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The company records potential interest and penalties related to unrecognized tax benefits in income tax expense.

Fair Value of Financial Instruments

For all of the Company’s financial instruments, including cash and cash equivalents, receivables, and other accrued liabilities, the carrying amounts on the balance sheet approximate their fair values due principally to their short maturities.

Concentration of Credit Risk

As is customary in the industry, the Company grants uncollateralized credit to its customers, which include large multinational corporations operating in a broad range of industries. In order to mitigate its credit risk, the Company continually evaluates the creditworthiness of its major customers. The following tables present summarized data regarding revenues and trade receivables attributable to customers that account for 10% or more of the Company’s revenues.

Revenues from major customers:
	Years ended December 31,
Dollars in thousands	2014	2013
The Boeing Company	78,721	96,559
Triumph Group, Inc.	8,915	75,359
Kettler, Inc.	54,400	-

Percentage of revenues from major customers:
	Years ended December 31,
	2014	2013
The Boeing Company	25%	16%
Triumph Group, Inc.	3%	12%
Kettler, Inc.	17%	-

Percentage of trade receivable from major customers:
	December 31,
	2014	2013
The Boeing Company	22%	11%
Triumph Group, Inc.	1%	-
Kettler, Inc.	9%	-

2. RELATED PARTY TRANSACTIONS

Certain of the Company’s transactions are with its Parent and affiliates. The Company’s financial statements reflect these transactions based on actual costs or on a proportionate allocation basis determined by management of the Parent. The cumulative net balance resulting from these transactions is included in due from Parent and affiliates in the accompanying balance sheets. Balances due from Parent and affiliates are not interest bearing and are recorded as current as either party has the ability at its sole discretion to demand payment.

The Company’s employees participate in the Parent’s employee benefit plans.  The Parent allocates employee benefit costs to the Company based on standardized rates, with the associated liability recorded on the Parent’s books. Charges for such employee benefits totaled approximately $7.9 million and $11.8 million during 2014 and 2013, respectively, and are included in cost of revenues and in general and administrative expenses in the accompanying statements of operations.

The Company participates in centralized programs administered by the Parent for business insurance and surety bonding.  The Parent also provides certain shared support services to the Company and other affiliates consisting primarily of information systems, accounting and real estate services.  Charges for such shared services totaled approximately $1.5 million and $2.0 million during 2014 and 2013, respectively, and are included in general and administrative expenses in the accompanying statements of operations.

The Parent and its affiliates are partially self-insured with respect to workers’ compensation benefits and general liability claims. The Company is charged by the Parent for its proportionate share of the estimated cost on a basis determined by management of the Parent, with the corresponding liability recorded on the Parent’s books.  Charges for such services totaled approximately $1.2 million and $1.9 million during 2014 and 2013, respectively, and are included in cost of revenues and in general and administrative expenses in the accompanying statements of operations.

3. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts were as follows at December 31, 2014 and 2013:

	December 31,
	2014	2013
Dollars in thousands
Costs incurred on uncompleted contracts	$2,177,985	$2,224,687
Estimated earnings	89,909	74,105

	2,267,894	2,298,792
Less billings to date	2,249,829	2,310,814

	$18,065	$(12,022)

Costs and estimated earnings on uncompleted contracts at December 31, 2014 and 2013 are included in the accompanying balance sheets under the following captions (in thousands):

Costs and estimated earnings in excess of billings on uncompleted contracts	$30,740	$5,203
Billings in excess of costs and estimated earnings on uncompleted contracts	(12,675)	(17,225)

	$18,065	$(12,022)

The amounts of unapproved change orders and claims included in determining the profit or loss on contracts as of December 31, 2014 and 2013 were $4.7 million and $17.9 million, respectively. Substantially all of these amounts were subsequently resolved with the customers. An immaterial amount of income was recognized on the favorable resolution of these amounts.

4. EQUITY METHOD INVESTMENTS

The Company holds a 50% interest in the BE&K-Turner Boeing JV, which was formed for the execution of a project for Boeing.  The project was substantially completed in 2012 other than residual responsibilities under the project-specific insurance programs.  As of December 31, 2014 and 2013, the joint venture retained cash balances of $1.4 million and $2.7 million, respectively, to cover future liabilities under the insurance programs.  Management has determined that the joint venture is not a variable interest entity.

5. INCOME TAXES

The Company is a disregarded single member LLC for federal income tax purposes. Income taxes are allocated to the Company under the Separate Return Method. The Company’s current income tax assets and liabilities are included in Due from Parent and affiliates in the accompanying balance sheets.  The components of the provision for income taxes were as follows:

Dollars in thousands	Current	Deferred	Total
Balance as of December 31, 2014
Federal	$242	$4,545	$4,787
State and other	(300)	285	(15)
Provision for income taxes	$(58)	$4,830	$4,772

Balance as of December 31, 2013
Federal	$(8,495)	$10,487	$1,992
State and other	(1,810)	2,223	413
Provision for income taxes	$(10,305)	$12,710	$2,405

The Company’s effective tax rates on income from operations differed from the statutory U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2014	2013
U.S. statutory federal rate, expected (benefit) provision	(35%)	35%
Increase (reduction) in tax rate from:
State and local income taxes, net of federal benefit	-	(6%)
Valuation allowance and other permanent differences	1,422%	-
Temporary differences	-	132%
Tax adjustments	-	(132%)
Effective tax rate on income from operations	1,387%	29%

The primary components of deferred tax assets and liabilities were as follows:

	Years ended December 31,
Dollars in thousands	2014	2013
Deferred tax assets:
Employee compensation and benefits	$810	$1,338
Loss carryforwards	1,623	-
Insurance accruals	3,163	4,536
Accrued liabilities	390	39
Total gross deferred tax assets	5,986	5,913
Valuation allowance	(4,810)	-
Net deferred tax asset	1,176	5,913
Deferred tax liabilities:
Construction contract accounting	(400)	65
Intangibles	168	-
Depreciation and amortization	(373)	(485)
Other	1,781	1,479
Total gross deferred tax liability	1,176	1,059
Deferred income tax asset, net	$-	$4,854

The valuation allowance for deferred tax assets was $4.8 million and $0 million at December 31, 2014 and 2013, respectively. The net change in the total valuation allowance was an increase of $4.8 million in 2014. The valuation allowance at December 31, 2014 was primarily related to U.S. federal net operating loss carryforwards and other deferred tax assets that, in the judgment of management, are not more-likely-than-not to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income and tax-planning strategies in making this assessment. Based upon the risk of the Company’s ability to generate sufficient future taxable income, management believes that it was not more-likely-than-not that the Company would be able to realize the benefits of the deductible differences and accordingly recognized a full valuation allowance for the deferred tax assets in the year ended December 31, 2014.

There are no unrecognized tax provisions at December 31, 2014 and 2013.

6. OPERATING LEASES

The Company leases vehicles and office space under lease agreements. Lease expense for 2014 and 2013 was $2,212,000 and $2,264,000, respectively.  Lease commitments under non-cancelable leases for 2015 through 2019 and thereafter are approximately $1,391,000, $805,000, $702,000, $494,000, $494,000 and $135,000, respectively.

7. CONTINGENCIES

The Company is a party to various legal proceedings considered incidental to its business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s financial position or results of operations.

8. RECENT ACCOUNTING PRONOUNCEMENTS

On August 27, 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-15, Presentation of Financial Statements - Going Concern. This ASU provides guidance on management's responsibility to evaluate whether there is substantial doubt about a company's ability to continue as a going concern and about related footnote disclosures.  For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company's ability to continue as a going concern within one year from the date the financial statements are issued.  Substantial doubt exists when relevant conditions and events indicate that it is probable that the entity will be unable to meet its obligations as they become due within the time frame specified earlier.  This ASU is effective for annual reporting periods beginning after December 15, 2016 and interim periods within those annual periods.  The adoption of ASU 2014-15 is not expected to have a material impact on our financial position, results of operations or cash flows.

On May 28, 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 - Revenue Recognition and most industry-specific guidance throughout the Codification.  The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.  The effective date of the ASU as amended by ASU 2015-14 is January 1, 2019.  The ASU should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application.  We are in the process of assessing the impact of the adoption of ASU 2014-09 on our financial position, results of operations or cash flows.  We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

On February 18, 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810) - Amendments to the Consolidation Analysis. The amendment eliminates the deferral of certain consolidation standards for entities considered to be investment companies and makes changes to both the variable interest model and the voting model. These changes will require re-evaluation of certain entities for consolidation and will require us to revise our documentation regarding the consolidation or deconsolidation of such VIEs. This ASU is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. We are in the process of assessing the impact of the adoption of ASU 2015-02 on our financial statements.

9.  SUBSEQUENT EVENTS

Management has evaluated subsequent events and their potential effects on these financial statements through September 11, 2015, the date the financial statements were available to be issued. On June 30, 2015 the Company was sold to Pernix Building Group LLC, a subsidiary of Pernix Group, Inc., for total consideration of approximately $22.9 million.